Exhibit 99

CDW Reports Second Quarter Results for 2011

Company Achieves Record Quarterly Net Sales, Gross Profit and Adjusted EBITDA

VERNON HILLS, Ill.--(BUSINESS WIRE)--August 1, 2011--CDW Corporation:

Second quarter 2011 highlights:

  Net sales of $2.412 billion, up 8.5 percent year-over-year
  Gross profit margin of 16.7 percent, up 50 basis points year-over-year
  Adjusted EBITDA of $187.5 million, up 17.9 percent year-over-year
  Reduced 2014-2015 aggregate debt maturities from $1.7 billion to $0.6 billion

CDW Corporation, a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced second quarter 2011 results.

“Business momentum continued in the second quarter as CDW achieved all-time quarterly highs for net sales, gross profit and Adjusted EBITDA,” said John A. Edwardson, chairman and chief executive officer. “CDW delivered outstanding financial results driven by the strength of our customer value proposition and our coworkers. High single digit sales growth coupled with gross profit margin expansion of 50 basis points and disciplined cost management drove year-over-year Adjusted EBITDA growth of 17.9 percent.”

“While the macro-economic environment continues to be mixed, CDW delivered solid revenue growth driven by strength in our medium/large, small business and healthcare channels,” continued Thomas E. Richards, president and chief operating officer. “Our public segment returned to growth in the second quarter as the year-over-year performance improved for our government and education channels compared to the first quarter of 2011. Our priorities for the second half of 2011 are to profitably grow faster than the market while continuing to invest in selling resources and service delivery capabilities.”

Second Quarter of 2011 Highlights:

Total net sales in the second quarter of 2011 were $2.412 billion compared to $2.223 billion in the second quarter of 2010, an increase of 8.5 percent. Average daily sales in the second quarter of 2011 were $37.7 million compared to $34.7 million in the second quarter of 2010, representing an 8.5 percent increase. There were 64 selling days in both the second quarter of 2011 and 2010.

  Total Corporate segment net sales in the second quarter of 2011 were $1.338 billion compared to $1.193 billion in the second quarter of 2010, representing an increase of 12.1 percent. Average daily sales in the second quarter of 2011 were $20.9 million compared to $18.6 million in the second quarter of 2010, representing a 12.1 percent increase. Sales growth in the Corporate segment was driven by strong performance in both the Medium/Large and Small Business sales channels.
  Total Public segment net sales in the second quarter of 2011 were $951 million compared to $931 million in the second quarter of 2010, representing an increase of 2.2 percent. Average daily sales in the second quarter of 2011 were $14.9 million compared to $14.5 million in the second quarter of 2010, representing an increase of 2.2 percent. The Public segment was led by continued strong performance in our Healthcare sales channel.

Gross profit for the second quarter of 2011 was $401.8 million compared to $359.9 million in the second quarter of 2010, representing an increase of 11.7 percent. Gross profit margin was 16.7 percent in the second quarter of 2011 compared to 16.2 percent in the same period of 2010, as the year-over-year gross margin percent improved for the fifth consecutive quarter. The increase in gross profit margin was primarily due to price/mix, driven by a higher mix of commission revenue and net service contract revenue, along with favorable price/mix changes across the remaining product categories. Increased vendor funding as a percentage of net sales also had a favorable impact on gross profit margin.

Total selling and administrative expenses, including advertising expense, were $273.6 million in the second quarter of 2011 compared to $264.3 million in the second quarter of 2010, representing an increase of 3.5 percent. The increase in total selling and administrative expenses in the second quarter of 2011 was primarily due to increased sales and other variable compensation costs consistent with higher sales and gross profit, along with increased advertising expense.

Adjusted EBITDA was $187.5 million in the second quarter of 2011 compared to $159.1 million in the second quarter of 2010, representing an increase of 17.9 percent. Adjusted EBITDA margin was 7.8 percent in the second quarter of 2011 compared to 7.2 percent in the second quarter of 2010.

In the second quarter of 2011, the Company repurchased $1.078 billion of existing 11%/11.5% Senior Notes due 2015 at 109% of par, funded with the issuance of $1.175 billion of 8.5% Senior Notes due 2019. This reduced our 2014-2015 aggregate debt maturities from $1.7 billion to $0.6 billion and provides the Company with additional financial flexibility. We also refinanced our existing $800 million ABL revolving credit facility, scheduled to mature in October 2012, with a new, $900 million facility that will mature in 2016. In connection with these transactions, the Company recorded a loss on long-term debt extinguishments of $115.7 million, resulting in a net loss of $34.8 million in the second quarter of 2011.

First Six Months of 2011 Highlights:

Total net sales in the first six months of 2011 were $4.542 billion compared to $4.157 billion in the first six months of 2010, an increase of 9.2 percent. Average daily sales in the first six months of 2011 were $35.5 million compared to $32.7 million in the first six months of 2010, representing an 8.4 percent increase. There were 128 selling days in the first six months of 2011 and 127 selling days in the first six months of 2010.

  Total Corporate segment net sales in the first six months of 2011 were $2.618 billion compared to $2.310 billion in the first six months of 2010, representing an increase of 13.3 percent. Average daily sales in the first six months of 2011 were $20.5 million compared to $18.2 million in the first six months of 2010, representing a 12.4 percent increase. Sales growth in the Corporate segment was driven by strong performance in both the Medium/Large and Small Business sales channels.
  Total Public segment net sales in the first six months of 2011 were $1.675 billion compared to $1.651 billion in the first six months of 2010, representing an increase of 1.4 percent. Average daily sales in the first six months of 2011 were $13.1 million compared to $13.0 million in the first six months of 2010, representing an increase of 0.7 percent. The Public segment was led by continued strong performance in our Healthcare sales channel.

Gross profit for the first six months of 2011 was $753.3 million compared to $665.7 million in the first six months of 2010, representing an increase of 13.2 percent. Gross profit margin was 16.6 percent in the first six months of 2011 compared to 16.0 percent in the same period of 2010. The increase in gross profit margin was primarily due to price/mix, driven by a higher mix of commission revenue and net service contract revenue, along with favorable price/mix changes across the remaining product categories. Increased vendor funding as a percentage of net sales also had a favorable impact on gross profit margin.

Total selling and administrative expenses, including advertising expense, were $533.4 million in the first six months of 2011 compared to $498.8 million in the first six months of 2010, representing an increase of 6.9 percent. The increase in total selling and administrative expenses in the first six months of 2011 was primarily due to increased sales and other variable compensation costs consistent with higher sales and gross profit, along with increased advertising expense.

Adjusted EBITDA was $343.0 million in the first six months of 2011 compared to $292.3 million in the first six months of 2010, representing an increase of 17.3 percent. Adjusted EBITDA margin was 7.6 percent in the first six months of 2011 compared to 7.0 percent in the first six months of 2010.

The Company completed several debt refinancing transactions during the first six months of 2011, including a first quarter Term Loan amendment and the Senior Notes repurchase/issuance and ABL revolving credit facility refinancing in the second quarter. As a result of these transactions, the Company recorded a loss on long-term debt extinguishments of $118.9 million, resulting in a net loss of $39.0 million in the first six months of 2011.

Forward Looking Statements

The information contained in this release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the risk factors or uncertainties identified from time to time in CDW Corporation’s filings with the Securities and Exchange Commission (“SEC”). Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in CDW Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC and other subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to the company’s operating performance and cash flows including CDW’s ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company’s credit agreements. Reconciliations of EBITDA and Adjusted EBITDA to net income (loss) for the three and six months ended June 30, 2011 and 2010 are included in the attached schedules.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. Ranked No. 38 on Forbes’ list of America’s Largest Private Companies, CDW features dedicated account managers who help customers choose the right technology products and services to meet their needs. The company’s solution architects offer expertise in designing customized solutions, while its advanced technology engineers assist customers with the implementation and long-term management of those solutions. Areas of focus include software, network communications, notebooks/mobile devices, data storage, video monitors, desktops, printers and solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. CDW was founded in 1984 and employs more than 6,400 coworkers. For the trailing twelve months ended June 30, 2011, the company generated sales of $9.2 billion. For more information, visit CDW.com.

A live web cast of CDW’s management discussion of the second quarter of 2011 results will be available at www.cdw.com/investor. The web cast will begin today, August 1, 2011, at 12:00 p.m. ET / 11:00 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.

Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:

Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at investorrelations@cdw.com.

CDW is a registered trademark of CDW LLC.

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)
(unaudited)

	Three Months Ended June 30,					Six Months Ended June 30,
	2011	2010	% Change			2011	2010	% Change(1)

Net sales	$2,412.1	$2,223.3	8.5%			$4,541.7	$4,157.4	9.2%
Cost of sales	2,010.3	1,863.4	7.9			3,788.4	3,491.7	8.5

Gross profit	401.8	359.9	11.7			753.3	665.7	13.2

Selling and administrative expenses	244.4	239.6	2.0			474.8	454.0	4.6
Advertising expense	29.2	24.7	18.4			58.6	44.8	30.6

Income from operations	128.2	95.6	34.2			219.9	166.9	31.8

Interest expense, net	(65.7)	(106.4)	38.3			(157.8)	(183.5)	14.0
Net (loss) gain on extinguishments of long-term debt	(115.7)	-	nm			(118.9)	9.2	nm
Other (expense) income, net	-	(0.1)	nm			0.5	0.1	100.0	+

Loss before income taxes	(53.2)	(10.9)	(100.0	)+		(56.3)	(7.3)	(100.0	)+

Income tax benefit	18.4	3.9	100.0	+		17.3	2.5	100.0	+

Net loss	$(34.8)	$(7.0)	(100.0	)+	%	$(39.0)	$(4.8)	(100.0	)+	%

(1) There were 128 selling days for the six months ended June 30, 2011, compared to 127 selling days for the same period of 2010. On an average daily basis, net sales increased 8.4%.

CDW CORPORATION AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(dollars in millions)
(unaudited)

We have included reconciliations of EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2011 and 2010 below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change

Net loss	$(34.8)	$(7.0)		$(39.0)	$(4.8)
Depreciation and amortization	50.8	52.7		102.4	105.1
Income tax benefit	(18.4)	(3.9)		(17.3)	(2.5)
Interest expense, net	65.7	106.4		157.8	183.5
EBITDA	63.3	148.2		203.9	281.3
Adjustments:
Non-cash equity-based compensation	4.1	4.1		8.1	8.4
Sponsor fee	1.3	1.3		2.5	2.5
Consulting and debt-related professional fees	0.1	2.9		4.1	5.6
Net loss (gain) on extinguishments of long-term debt	115.7	-		118.9	(9.2)
Other adjustments (1)	3.0	2.6		5.5	3.7
Adjusted EBITDA	$187.5	$159.1	17.9%	$343.0	$292.3	17.3%

(1) Other adjustments include certain severance and retention costs and equity investment losses.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(unaudited)

	June 30,	December 31,	June 30,
	2011	2010	2010
Assets

Current assets:
Cash and cash equivalents	$44.6	$36.6	$26.1
Accounts receivable, net of allowance for doubtful accounts
of $5.9, $5.0 and $5.0, respectively	1,178.3	1,091.5	1,118.3
Merchandise inventory	348.9	292.8	312.4
Miscellaneous receivables	187.7	192.8	154.0
Deferred income taxes	50.6	52.8	28.5
Prepaid expenses and other	56.7	35.8	51.1
Total current assets	1,866.8	1,702.3	1,690.4

Property and equipment, net	150.8	158.1	152.7
Goodwill	2,210.3	2,209.1	2,207.1
Other intangible assets, net	1,712.9	1,791.2	1,869.8
Deferred financing costs, net	76.5	79.7	81.5
Other assets	4.6	3.4	4.3
Total assets	$6,021.9	$5,943.8	$6,005.8

Liabilities and Shareholders’ Deficit

Current liabilities:
Accounts payable	$772.7	$565.3	$591.0
Current maturities of long-term debt and capital leases	-	132.6	22.7
Accrued expenses and other liabilities	318.4	329.0	351.3
Total current liabilities	1,091.1	1,026.9	965.0

Long-term liabilities:
Debt and capital leases	4,226.0	4,157.4	4,340.2
Deferred income taxes	711.2	730.3	665.6
Other liabilities	62.9	72.7	84.4
Total long-term liabilities	5,000.1	4,960.4	5,090.2

Total shareholders’ deficit	(69.3)	(43.5)	(49.4)
Total liabilities and shareholders’ deficit	$6,021.9	$5,943.8	$6,005.8

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
							Average Daily
	2011	2010	% Change (1)	2011	2010	% Change	% Change (2)
Corporate:
Medium / Large	$1,075.0	$964.6	11.4%	$2,097.9	$1,857.6	12.9%	12.1%
Small Business	263.4	228.8	15.1	519.8	452.5	14.9	14.0
Total Corporate	$1,338.4	$1,193.4	12.1%	$2,617.7	$2,310.1	13.3%	12.4%

Public:
Government	$296.1	$343.1	(13.7)%	$528.0	$623.6	(15.3)%	(16.0)%
Education	343.3	338.1	1.5	557.9	565.9	(1.4)	(2.2)
Healthcare	311.8	249.7	24.9	589.2	461.7	27.6	26.6
Total Public	$951.2	$930.9	2.2%	$1,675.1	$1,651.2	1.4%	0.7%

Other	$122.5	$99.0	23.8%	$248.9	$196.1	27.0%	26.0%

Total Net Sales	$2,412.1	$2,223.3	8.5%	$4,541.7	$4,157.4	9.2%	8.4%

(1) There were 64 selling days for both the three months ended June 30, 2011 and 2010.

(2) There were 128 selling days for the six months ended June 30, 2011, compared to 127 selling days for the same period of 2010.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	June 30,	December 31,	June 30,
	2011	2010	2010

Debt and ABL Revolver Availability
Cash and cash equivalents	$44.6	$36.6	$26.1
Total debt (1)	$4,283.7	$4,299.6	$4,486.3
Senior secured debt	$2,258.2	$2,371.1	$2,557.8
Outstanding borrowings under ABL Revolver	$160.0	$188.1	$255.1
Borrowing base under ABL Revolver (2)	$970.2	$908.5	$904.8
ABL Revolver availability	$705.9	$548.0	$463.2
Cash plus ABL Revolver availability	$750.5	$584.6	$489.3

Credit Agreement Coverage Ratios
Senior secured leverage ratio (net basis)	3.4	3.9	4.6
Maximum allowed senior secured leverage ratio	7.5	8.0	7.8
Total net leverage ratio	6.5	7.1	8.1

Working Capital
Days of sales outstanding (DSO) (3)	40	43	43
Days of supply in inventory (DIO) (3)	16	15	14
Days of purchases outstanding (DPO) (3)	(28)	(26)	(25)
Cash conversion cycle (3)	28	32	32

(1) Includes capital lease obligations and amounts owed under certain inventory financing agreements

(2) Amount in effect at quarter end

(3) Based on a rolling three month average

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2011	2010

Cash flows from operating activities	$207.4	$260.3
Cash flows from investing activities	(26.5)	(55.8)
Cash flows from financing activities	(173.3)	(266.2)
Effect of exchange rate changes on cash and cash equivalents	0.4	(0.2)
Net increase (decrease) in cash and cash equivalents	8.0	(61.9)
Cash and cash equivalents – beginning of period	36.6	88.0
Cash and cash equivalents – end of period	$44.6	$26.1

Supplementary disclosure of cash flow information:
Interest paid, including cash settlements on interest rate swap agreements	$(178.2)	$(177.4)
Taxes refunded (paid), net	$35.0	$(11.2)

CONTACT:
CDW Corporation
Investor Inquiries
Collin Kebo
Vice President, Financial Planning
(847) 419-6383
or
Media Inquiries
Neal Campbell
Senior Vice President and Chief Marketing Officer
(847) 419-6229